Exhibit 99.1

PRESS RELEASE	Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM REPORTS FISCAL 2013 THIRD QUARTER FINANCIAL RESULTS

PRINCETON, N.J. March 22, 2013— Dataram Corporation (NASDAQ: DRAM) today reported its financial results for the three and nine months ended January 31, 2013. Revenues for the three and nine months ended January 31, 2013 were $6.4 million and $21.4 million, respectively, which compares to $8.4 million and $29.1 million for the comparable prior year periods. The Company incurred a net loss for the three months ended January 31, 2013 of $782,000, which compares to a net loss of $4.2 million for the comparable prior year period. For the nine months ended January 31, 2013, the net loss totaled $3.0 million as compared to $6.2 million for the prior comparable period. The Company recorded a charge of approximately $2.4 million in the third quarter of the prior year for impairment of capitalized software development cost. Net loss per share for the three and nine months ended January 31, 2013 was $0.44 and $1.68 as compared to net lost in the prior comparable periods of $2.34 and $3.52. These results reflect a 1 for 6 reverse stock split effective March 15, 2013.

John H. Freeman, Dataram’s president and CEO commented, “The economy and especially the semiconductor industry continued to be soft during most of the Company’s third quarter, due to oversupply of raw materials and reduced customer infrastructure investment. Since the close of our third quarter on January 31, 2013 we have seen an increase in pricing which can positively impact our memory business for the balance of the fiscal year and beyond.”

Mr. Freeman concluded, “In addition to a healthier semiconductor industry, we continue to develop and expand our relationship with Advanced Micro Devices, Inc., which together with our RAMDisk agreement and other new opportunities we are currently pursuing should provide new sources of revenue, profit and growth for Dataram in 2013 and beyond.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

∗∗∗∗∗ Financial Tables Follow ∗∗∗∗∗

Note – all financial data reflects a 1 for 6 reverse stock split effective March 15, 2013

DATARAM CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended		Third Quarter Ended
	January 31,		January 31,

	2013	2012	2013	2012
Revenues	$6,439	$8,420	$21,396	$29,096

Costs and expenses:
Cost of sales	4,929	6,750	17,005	22,010
Engineering and development	152	169	548	523
Selling, general and administrative	2,003	3,025	6,285	9,515
Impairment of capitalized software	—	2,387	—	2,387
Stock-based compensation expense*	26	95	205	378
Intangible asset amortization*	41	41	123	123

	7,151	12,467	24,166	34,936

Loss from operations	(712)	(4,047)	(2,770)	(5,840)

Other expense	(70)	(131)	(235)	(370)

Loss before income taxes	(782)	(4,178)	(3,005)	(6,210)

Income tax benefit	0	5	0	5

Net loss	$(782)	$(4,183)	$(3,005)	$(6,215)

Net loss per share:
Basic	$(0.44)	$(2.34)	$(1.68)	$(3.52)
Diluted	$(0.44)	$(2.34)	$(1.68)	$(3.52)

Weighted average number of shares outstanding:
Basic	1,783	1,784	1,785	1,767
Diluted	1,783	1,784	1,785	1,767

*	Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31, 2013	April 30, 2012

ASSETS
Current assets
Cash and cash equivalents	$759	$3,275
Accounts receivable, net	2,308	2,605
Inventories	2,913	2,932
Other current assets	116	115
Total current assets	6,096	8,927

Note receivable	750	—

Property and equipment, net	499	698

Other assets	56	55

Intangible assets, net	174	297

Goodwill	1,521	1,453

Total assets	$9,096	$11,430

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$1,472	$121
Accounts payable	631	1,017
Accrued liabilities	643	766
Due to related party	400	333
Total current liabilities	3,146	2,237

Due to related party – long term	1,366	1,667
Total liabilities	4,512	3,904

Stockholders' equity	4,584	7,526

Total liabilities and stockholders' equity	$9,096	$11,430